October 25, 2004

Mr.     Juan L. De La Riva

Dear Juan:

This letter supplements your previous letter dated May 28, 2003 and confirms our mutual understanding of your continued employment as an elected officer and President of Light Vehicle Systems of ArvinMeritor, Inc. (the “Company”). Please note that with the exception of the changes set forth herein, the terms and conditions set forth in your letter of May 28, 2003, shall remain the same.

Retention Incentive

As approved by the Compensation and Management Development Committee, of the Company’s Board of Directors, you are eligible for the following:

(i)

If you remain continuously employed by the Company for a period of at least two (2) years, but not more than three (3) years, beginning October 1, 2004, through September 30, 2006, and your employment with the Company terminates prior to September 30, 2007, you will earn a gross cash target award of Seven Hundred Fifty Thousand Dollars ($750,000.00); and

(ii)

If you remain continuously employed by the Company for a period of three (3) years, beginning October 1, 2004, through September 30, 2007, you will earn a gross cash target award of One Million Dollars ($1,000,000.00).

Please note that the awards described in subparagraphs (i) and (ii) above are not cumulative. If you remain employed by the Company for at least two (2) years (beginning October 1, 2004), but less than three (3) years, you will receive a gross cash target award of Seven Hundred Fifty Thousand Dollars ($750,000.00). If you remain employed by the Company for three (3) years (beginning on October 1, 2004), you will receive a gross cash target award of One Million Dollars ($1,000,000.00). The largest total amount that can be earned hereunder is a gross cash target award of One Million Dollars ($1,000,000.00).

Except as set forth below, any retention incentive award earned hereunder shall be paid within thirty (30) days of the first to occur of the following:

(i)    your termination of employment; or
(ii)   September 30, 2007.

If your employment shall terminate as a result of your death, prior to September 30, 2007, your designated beneficiary will receive a gross cash target award in the amount of One Million Dollars ($1,000,000.00).

If you should become disabled as such is defined in your letter of May 28, 2003, and you remain disabled for a period of twelve (12) months, beginning with the first date of disability determination, you will receive a gross cash target award in the amount of One Million Dollars ($1,000,000.00) within thirty (30) days after the end of the aforementioned twelve-month period.

In the event your employment is terminated by the Company prior to September 30, 2007, without cause, you will receive within thirty (30) days after your date of termination, a gross cash target award in the amount of One Million Dollars ($1,000,000.00).

Any retention incentive award earned hereunder will not be included in the calculation of your benefits under any of the Company’s retirement benefit plans.

By the Company For Cause

If you should be terminated by the Company for cause, as such is defined in your letter of May 28, 2003, you would forfeit your right to any retention incentive awards earned hereunder.

Base Salary

Effective October 1, 2004, your annual base salary shall be Five Hundred Thousand Dollars ($500,000.00).

If you accept the terms of this letter, please return a signed copy to me within seven (7) days of the date of this letter.

Very truly yours,

/s/ Charles G. McClure

Charles G. McClureChairman,
CEO & President

cc:     V. G. Baker, II
          E. T. Whitus

Accepted:     /s/ Juan L. De La Riva      Date: November 2, 2004
                        Juan L. De La Riva